Exhibit 5.1

September 9, 2013

Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549	VIA ELECTRONIC TRANSMISSION

Re:     Active With Me, Inc., Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Active With Me, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission.

The Registration Statement relates to the resale by the selling stockholder named in the Registration Statement of up to 1,805,000 shares of its common stock, par value $0.001 per share (the “Shares”).

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the Shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

The forgoing opinion is based upon the Securities Act of 1933 as amended (the "Act") and Nevada securities laws, including without limitation, the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Regards,
SYNERGEN LAW GROUP

/s/ Karen Batcher

Karen A. Batcher, Esq.
kbatcher@synergenlaw.com

819 Anchorage Place, Suite 28 Chula Vista, CA 91914	Tel. 619.475.7882 Fax. 866.352.4342